UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported) July 24, 2002

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

             (State or other      (Commission    (I.R.S. Employer
               jurisdiction       File Number)  Identification No.)
             of incorporation)

                  Delaware           1-14036        43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K

                                DST SYSTEMS, INC.

ITEM 1  CHANGES IN CONTROL OF REGISTRANT
Not applicable.

ITEM 2  ACQUISITION OR DISPOSITION OF ASSETS
Not applicable.

ITEM 3  BANKRUPTCY OR RECEIVERSHIP
Not applicable.

ITEM 4  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
Not applicable.

ITEM 5  OTHER EVENTS
Not applicable.

ITEM 6  RESIGNATIONS OF REGISTRANT'S DIRECTORS
Not applicable.

ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS
Not applicable.

ITEM 8  CHANGE IN FISCAL YEAR
Not applicable.

ITEM 9  REGULATION FD DISCLOSURE
See attached as an Exhibit to this Form 8-K a News Release released July 24, 2002 concerning the announcement of financial results.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DST Systems, Inc.

                                    /s/ Randall D. Young
                                    Vice President, General Counsel
                                    and Secretary

Date: July 25, 2002

        DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2002 FINANCIAL RESULTS

KANSAS CITY, MO. (July 24, 2002) - Excluding non-recurring items recorded in the second quarters of 2002 and 2001, DST's consolidated net income for the quarter ended June 30, 2002 was $54.7 million ($0.45 per diluted share) compared to second quarter 2001 net income of $51.5 million ($0.41 per diluted share), a 6.2% increase in net income and a 9.8% increase in diluted earnings per share. Second quarter 2002 results include net non-recurring after tax losses of $1.0 million, primarily related to $5.0 million of costs associated with facility consolidations within the Output Solutions Segment partially offset by a $1.5 million gain from the sale of the DST Output presort business in Denver, Colorado and $2.5 million of net gains on securities. Second quarter 2001 results include non-recurring after tax income of $22.3 million related to gains on the sale of DST's portfolio accounting business and net gains on securities. Including these non-recurring items, DST's consolidated net income for the second quarter 2002 decreased 27.2% to $53.7 million ($0.44 per diluted share) compared to second quarter 2001 net income of $73.8 million ($0.58 per diluted share).

Year to date, excluding non-recurring items, DST's consolidated net income was $110.9 million ($0.91 per diluted share) in 2002 compared to $103.9 million ($0.82 per diluted share) in 2001, a 6.8% increase in net income and an 11.0% increase in diluted earnings per share. Year to date 2002 results include net non-recurring after tax income of $1.6 million, primarily related to net gains on securities and the gain from the sale of the DST Output presort business, partially offset by costs related to facility consolidations within the Output Solutions Segment. Year to date 2001 results include non-recurring after tax income of $24.4 million related to gains on the sale of DST's Portfolio Accounting Systems ("PAS") business and net gains on securities. Year to date, including these non-recurring items, DST's consolidated net income in 2002 decreased 12.3% to $112.5 million ($0.92 per diluted share) compared to $128.3 million ($1.01 per diluted share) in 2001.

Reported revenues, beginning January 1, 2002, are affected by the Company's required adoption of EITF Issue No. 01-14 ("EITF No. 01-14"), Income Statement Characterization of Reimbursements received for "Out-of-Pocket" ("OOP") Expenses Incurred, formerly EITF Topic No. D-103. Prior to the issuance of EITF No. 01-14, the Company netted the OOP expense reimbursements from customers with the applicable OOP expenditures. The Company's significant OOP expenses at the consolidated level include postage and telecommunication expenditures and at the segment level include print mail services between the Financial Services Segment and the Output Solutions Segment. Under EITF No. 01-14, the Company is required to record the reimbursements received for OOP expenses as revenue on an accrual basis. Because these additional revenues are offset by the reimbursable expenses incurred, adoption of EITF No. 01-14 did not impact income from operations or net income. Comparative financial statements for prior periods have been reclassified to comply with the new guidance. For each segment, total revenues are reported in two categories, operating revenues (which correspond to amounts previously reported) and OOP reimbursements. OOP expenses are included in costs and expenses.

The following tables summarize the Company's operating revenues, OOP reimbursements and income from operations by segment (dollars in millions):

                              Quarter ended       Six months ended
                                June 30,              June 30,
                           -----------------     -------------------
                            2002      2001        2002        2001
                           -------   -------     -------    --------
   Revenues
    Financial Services
      Operating            $ 232.9   $ 258.0     $ 470.1    $  425.5
      OOP reimbursements      39.7      49.1        85.0        68.3
                           -------   -------     -------    --------
                           $ 272.6   $ 307.1     $ 555.1    $  493.8
                           ========  ========    ========   =========
     Output Solutions
      Operating            $ 143.7   $ 152.7     $ 298.3    $  318.2
      OOP reimbursements     143.7     148.5       300.8       307.3
                           -------   -------     -------    --------
                           $ 287.4   $ 301.2     $ 599.1    $  625.5
                           ========  ========    ========   =========
     Customer Management
      Operating            $  41.8   $  54.4     $  91.9    $  102.9
      OOP reimbursements      14.9      17.6        30.4        35.3
                           -------   -------     -------    --------
                           $  56.7   $  72.0     $ 122.3    $  138.2
                           ========  ========    ========   =========
     Investments and Other
      Operating            $  14.0   $   9.9     $  27.0    $   19.0
      OOP reimbursements       0.2       0.1         0.3         0.2
                           -------   -------     -------    --------
                           $  14.2   $  10.0     $  27.3    $   19.2
                           ========  ========    ========   =========
     Eliminations
      Operating            $ (29.5)  $ (24.2)    $ (57.8)   $  (45.2)
      OOP reimbursements     (21.1)    (25.3)      (44.8)      (52.0)
                           -------   -------     -------    --------
                           $ (50.6)  $ (49.5)    $(102.6)   $  (97.2)
                           ========  ========    ========   =========
     Total Revenue
      Operating            $ 402.9   $ 450.8     $ 829.5    $  820.4
      OOP reimbursements     177.4     190.0       371.7       359.1
                           -------   -------     -------    --------
                           $ 580.3   $ 640.8    $1,201.2    $1,179.5
                           ========  ========   ========    =========
  Income from operations
  Financial Services       $  63.1   $  55.3     $ 118.7     $ 103.0
  Output Solutions             3.7      14.8        20.1        39.5
  Customer Management          2.0       6.6         9.2        10.3
  Investments and Other        2.5       0.8         4.6         2.4
                           -------   -------     -------     --------
                           $  71.3   $  77.5     $ 152.6     $ 155.2
                           ========  ========    ========    ========

Consolidated total revenues for the quarter decreased $60.5 million or 9.4% over the prior year quarter and increased $21.7 million for the six months ended June 30, 2002 or 1.8% over the prior year six month period. Consolidated total operating revenues for the quarter decreased $47.9 million or 10.6% over the prior year quarter. Financial Service revenues declined due to a decrease in EquiServe, Inc. ("EquiServe") demutualization and corporate actions and the absence of PAS revenues as a result of the June 2001 PAS sale; Output Solutions revenues declined from lower telecommunications, brokerage and trade confirmation volumes; and Customer Management revenues declined from the loss of a customer in 2001 and the deferral of certain revenues in the second quarter of 2002 resulting from a customer's Chapter 11 filing. For the six months ended June 30, 2002 consolidated total operating revenues increased $9.1 million or 1.1% over the prior year period, principally from higher Financial Services Segment revenues, resulting from the inclusion of six months of revenues versus three months in 2001 revenues from EquiServe and higher U.S. mutual fund revenues, partially offset by the items highlighted above.

Consolidated income from operations totaled $71.3 million for the quarter and $152.6 million for the six months ended June 30, 2002, a decrease of $6.2 million or 8.0% over the 2001 second quarter and a decrease of $2.6 million or 1.7% over 2001 year to date results, primarily from decreased operating earnings in the Output Solutions and Customer Management Segments. Second quarter 2002 consolidated income from operations were impacted by the recording of $7.6 million in costs associated with the Output Solutions Segment facility consolidations and the deferral of $4.2 million of revenue associated with a customer's Chapter 11 filing in the Customer Management Segment, which was partially offset by the favorable impact of $4.0 million from the cessation of goodwill amortization.

Financial Services Segment
Financial Services Segment total revenues (including OOP reimbursements) for the second quarter 2002 were $272.6 million, a decrease of $34.5 million over the second quarter 2001. Financial Services Segment operating revenues (excluding OOP reimbursements) for the second quarter 2002 were $232.9 million, a decrease of $25.1 million or 9.7% over the second quarter 2001. Financial Services Segment second quarter 2001 operating revenues also include operating revenues from the PAS business, which was sold on June 29, 2001. Adjusting for the effect of the PAS business, operating revenues decreased $20.2 million or 8.0% over the prior year quarter.

U.S. Financial Services Segment operating revenues decreased $25.2 million in the second quarter 2002 or 10.8% compared to the prior year quarter. Excluding the PAS business from the 2001 second quarter, U.S. revenues decreased $20.3 million or 8.9% compared to the prior year quarter. The decrease in U.S. revenues resulted from a decrease in EquiServe revenues from lower demutualization revenues as the Prudential demutualization project is complete, lower revenue from corporate actions (e.g. tenders and exchanges), lower revenues from slower market activity and a decrease in AWD license revenue, partially offset by an increase in mutual fund shareowner accounts processed.

U.S. mutual fund revenues increased as U.S. mutual fund shareowner accounts processed totaled 80.3 million at June 30, 2002, an increase of 1.9 million or an increase of 2.4% during the quarter and an increase of 4.7 million or 6.2% from the 75.6 million serviced at December 31, 2001, including the conversion of
1.7 million accounts of the Evergreen family of funds in the first quarter of 2002.

Retirement plan accounts serviced (which also include 529 savings plan accounts) totaled 29.5 million at June 30, 2002, an increase of 1.5 million or 5.4% for the quarter and an increase of 2.9 million or 10.9% from the 26.6 million serviced at December 31, 2001. Net new IRA accounts serviced for the second quarter 2002 were 0.4 million. 401(k) accounts serviced increased 0.7 million or 8.9% during the quarter and 1.2 million or 16.2% from December 31, 2001 to 8.6 million accounts at June 30, 2002. 529 savings plan accounts serviced increased
0.4 million or 40.0% during the quarter and increased 0.7 million or 100.0% from December 31, 2001 to 1.4 million at June 30, 2002.

DST has preliminary commitments from a total of four prospective clients to convert approximately 8.7 million mutual fund shareowner accounts to TA2000, of which 2.2 million are scheduled to convert in the second half of 2002 and 6.5 million are scheduled to convert in the first quarter 2003. There continues to be activity in requests for proposals from potential new U.S. and international mutual fund customers.

EquiServe shareowner accounts serviced totaled 26.3 million at June 30, 2002, a decrease of 0.2 million during the quarter and a decrease of 0.9 million accounts from December 31, 2001, primarily from clients offering "odd-lot" redemption programs for small investors and shareowner account attrition. U.S. AWD workstations licensed were 61,200 at June 30, 2002, an increase of 2.0% for the quarter and an increase of 5.9% from December 31, 2001.

International Financial Services Segment operating revenues totaled $25.8 million for the second quarter 2002, an increase of $0.1 million or 0.4% over the prior year quarter, primarily from an increase in investment management processing, AWD license and AWD maintenance revenues partially offset by lower investment accounting license revenues. International AWD workstations licensed were 29,400 at June 30, 2002, an increase of 4.6% for the quarter and an increase of 6.1% from December 31, 2001.

Financial Services Segment income from operations for the second quarter 2002 increased $7.8 million or 14.1% over the prior year quarter to $63.1 million, resulting in a controllable operating margin (income from operations divided by operating revenues) of 27.1% compared to 21.4% for the prior year quarter. Costs and expenses decreased 17.0%, primarily from lower EquiServe personnel costs associated with lower demutualization activity, other cost containment efforts and the absence of the PAS business. Depreciation and amortization costs decreased $3.3 million or 14.5%, primarily as a result of the required cessation of goodwill amortization.

Financial Services Segment operating revenues for the six months ended June 30, 2002 were $470.1 million, an increase of $44.6 million or 10.5% over the prior year six month period, principally from the inclusion of EquiServe for both quarters of 2002 as compared to only the second quarter of 2001. Financial Services Segment income from operations for the six months ended June 30, 2002 increased $15.7 million or 15.2% over the prior year period to $118.7 million. Costs and expenses increased 12.9%, principally from the inclusion of EquiServe for both quarters of 2002 and partially offset by cost containment activities. Depreciation and amortization increased 0.3% in the six months ended June 30, 2002, primarily attributable from the inclusion of EquiServe for both quarters of 2002 partially offset by the required cessation of goodwill amortization.

Output Solutions Segment
Output Solutions Segment total revenues for the second quarter 2002 totaled $287.4 million, a decrease of $13.8 million over the second quarter 2001. Output Solutions Segment operating revenues for the quarter ended June 30, 2002 were $143.7 million, a decrease of $9.0 million or 5.9% from second quarter 2001. The revenue decline resulted from the loss of a telecommunications customer in the fourth quarter 2001, declines in brokerage related marketing fulfillment and trade confirmation volumes and changes in statement presentation formats from existing customers which result in lower revenues, partially offset by increased volumes from the insurance and healthcare industries and the inclusion of new international operations of $3.8 million. Output Solutions Segment images produced in the second quarter 2002 increased 5.0% to 2.1 billion and items mailed decreased 8.7% to 422 million compared to second quarter 2001.

Excluding costs associated with facility consolidations, Output Solutions Segment income from operations for the second quarter decreased $3.5 million or 23.6% over the prior year quarter to $11.3 million, resulting in a controllable operating margin of 7.9% compared to 9.7% in the prior year quarter. Excluding costs associated with facility consolidations, costs and expenses decreased 3.8% principally due to decreased personnel and purchased material costs. Depreciation and amortization increased 1.1% to $9.4 million in the second quarter 2002.

Output Solutions Segment operating revenues for the six months ended June 30, 2002 were $298.3 million, a decrease of $19.9 million or 6.3% over the prior year period. Excluding costs associated with facility consolidations, Output Solutions Segment income from operations for the six months ended June 30, 2002 decreased $11.8 million or 29.9% over the prior year period to $27.7 million.

As previously announced, the Company plans to consolidate its operations into three large facilities and close certain other smaller facilities, which the Company believes will result in operational efficiencies. The Company recorded $7.6 million in costs associated with facility consolidations in the second quarter of 2002. The Company still expects to incur additional charges in future periods related to facility consolidations of approximately $6 million to $8 million related to items that are required to be expensed when incurred. The estimated impact of the facility consolidations reflect the Company's current views. There may be material differences between these estimates and the actual costs.

Customer Management Segment
Customer Management Segment total revenues for the second quarter 2002 totaled $56.7 million, a decrease of $15.3 million over the second quarter 2001. Customer Management Segment operating revenues for the quarter ended June 30, 2002 were $41.8 million, a decrease of $12.6 million or 23.2% over the 2001 quarter. Processing and software service revenues for the quarter decreased $9.9 million or 19.5% and equipment sales decreased $2.7 million compared to second quarter 2001. Processing and software service revenues decreased as a result of the loss of a customer in 2001, the recognition of certain AWD license revenue in the second quarter of 2001 and the deferral of approximately $4.2 million of revenue in the second quarter of 2002 relating to a customer filing for protection under Chapter 11 of the Bankruptcy Code. Total cable and satellite subscribers serviced were 41.3 million at June 30, 2002, an increase of 1.0% compared to year end 2001 levels, principally from an increase in U.S. satellite and international cable subscribers serviced.

Customer Management Segment income from operations for the second quarter decreased $4.6 million or 69.7% over the prior year quarter to $2.0 million, resulting in a controllable operating margin of 4.8% compared to 12.1% in the prior year quarter. Costs and expenses decreased $8.1 million or 13.3% from the second quarter 2001, primarily attributable to lower processing and hardware costs. Depreciation and amortization decreased $2.6 million or 57.8%, primarily from lower capitalized software amortization and the elimination of goodwill amortization.

Customer Management Segment operating revenues for the six months ended June 30, 2002 were $91.9 million, a decrease of $11.0 million or 10.7% over the prior year period. Customer Management Segment income from operations for the six months ended June 30, 2002 decreased $1.1 million or 10.7% over the prior year period to $9.2 million.

As previously disclosed, the Company has been advised that a customer, Charter Communications Inc. ("Charter") plans to discontinue its processing agreement. At June 30, 2002, the Company serviced approximately four million Charter subscribers.

Investments and Other
Investments and Other Segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $14.0 million for the quarter ended June 30, 2002, an increase of $4.1 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other Segment income from operations increased $1.7 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                 Quarter ended        Six months ended
                    June 30,             June 30,
               -----------------     ----------------
                 2002      2001       2002     2001
               -------   -------     ------   -------

  BFDS         $  1.8    $  1.0      $ 3.7    $  2.6
  IFDS U.K.      (0.1)     (0.2)      (0.3)     (0.4)
  IFDS Canada     0.5       1.1        0.7       2.0
  Other           0.4      (1.6)       1.0      (3.0)
               -------   -------     ------   -------
               $  2.6    $  0.3      $ 5.1    $  1.2
               =======   =======     ======   =======

Increased earnings at BFDS resulted from higher revenues from client additions and reduced operating expenses from cost containment efforts. IFDS U.K. losses were lower as revenue growth from higher account service levels were partially offset by higher costs related to the relocation to new facilities. Accounts serviced at IFDS U.K. increased to 3.2 million at June 30, 2002, which were unchanged for the quarter and 0.1 million or 3.2% above year end 2001 levels. IFDS Canada earnings decreased from lower revenues from client funded development work and increased costs of operations.

Other income, net
Other income was $10.4 million for the second quarter 2002, compared to $7.0 million for the second quarter 2001. Second quarter 2002 results include $4.2 million primarily related to interest and dividend income, $3.9 million related primarily to net gains on securities and a $2.3 million gain from the sale of the DST Output presort business. Second quarter 2001 results include $3.5 million primarily related to interest and dividend income and $3.5 million related primarily to net gains on securities.

Other income was $18.5 million for the six months ended June 30, 2002, compared to $13.6 million for the prior year. Year to date 2002 results include $8.4 million primarily related to interest and dividend income, $7.8 million related primarily to net gains on securities and $2.3 million gain from the sale of the DST Output presort business. Year to date 2001 results include $6.8 million primarily related to interest and dividend income and $6.7 million related primarily to net gains on securities.

Gain on sale of PAS
On June 29, 2001, DST sold its Portfolio Accounting Systems ("PAS") business to State Street Corporation ("State Street"). DST offered PAS services primarily to the U.S. mutual fund industry on a remote processing basis. DST received, in a taxable transaction, proceeds of $75.0 million, comprised of approximately 1.5 million shares of State Street common stock and cash. DST recognized a one-time gain of $20.0 million after taxes, deferrals and other expenses.

Interest expense
Interest expense was $2.9 million for the quarter ended June 30, 2002 and $5.7 million for the six months ended 2002, up from $1.9 million in the prior year quarter and $3.1 million in the prior year six month period. Average debt balances were higher in 2002 compared to 2001, primarily as a result of common stock repurchases and the EquiServe acquisition.

Income taxes
DST's effective tax rate was 34.0% for the quarter and six months ended June 30, 2002, compared to 36.2% for the prior year quarter and 35.8% for the six months ended June 30, 2001. Excluding the taxes provided on the PAS transaction the effective tax rate would have been 35.1% for the quarter and six months ended June 30, 2001. The 2002 and 2001 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

Stock Repurchase Program
During the quarter ended June 30, 2002, DST purchased 1.3 million shares at an average cost of $41.61 per share under previously announced share repurchase programs. During the quarter ended June 30, 2002, DST entered into a new forward purchase agreement, which expires in June 2003. The cost to settle this agreement would be approximately $57.9 million for approximately 1.3 million shares. The agreement allows the Company to elect net cash or net share settlement in lieu of physical settlement of the shares. As of June 30, 2002, DST had purchased 14.8 million shares since the share repurchase programs commenced and had 120.1 million shares outstanding.

Proforma Earnings Per Share
Effective January 1, 2002, the Company adopted, as required, SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses, among other things, how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. If SFAS 142 would have been adopted at January 1, 2001, the Company would have reported net income and diluted earnings per share as follows:

                                          Quarter ended       Six months ended
                                             June 30,              June 30,
                                        -----------------     -----------------
                                          2002      2001       2002       2001
                                        -------   -------     -------   -------

  Reported net income (in millions)     $  53.7   $  73.8     $ 112.5   $ 128.3
  Add goodwill amortization (net of tax)              2.6                   4.0
                                        -------   -------     -------   -------
  Adjusted net income                   $  53.7   $  76.4     $ 112.5   $ 132.3
                                        =======   =======     =======   =======

  Diluted earnings per share
  Reported net income                   $  0.44   $  0.58     $  0.92   $  1.01
  Add goodwill amortization (net of tax)             0.02                  0.03
                                        -------   -------     -------   -------

  Adjusted net income                   $  0.44   $  0.60     $  0.92   $  1.04
                                        =======   =======     =======   =======

                                                                * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 19, 2002 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)
                                       For the Three Months    For the Year
                                          ended June 30,      ended June 30,
                                           2002    2001       2002      2001
                                         -------  -------   --------  ---------

  Operating revenues                     $ 402.9  $ 450.8   $  829.5  $   820.4
  Out-of-pocket reimbursements             177.4    190.0      371.7      359.1
                                         -------  -------   --------  ---------

    Total revenues                         580.3    640.8    1,201.2    1,179.5

  Costs and expenses                       475.4    524.1      982.4      953.8
  Depreciation and amortization             33.6     39.2       66.2       70.5
                                         -------  -------   --------  ---------


  Income from operations                    71.3     77.5      152.6      155.2

  Interest expense                          (2.9)    (1.9)      (5.7)      (3.1)
  Other income, net                         10.4      7.0       18.5       13.6
  Gain on sale of PAS                                32.8                  32.8
  Equity in earnings of
       unconsolidated affiliates             2.6      0.3        5.1        1.2
                                         -------  -------   --------  ---------


  Income before income taxes                81.4    115.7      170.5      199.7
  Income taxes                              27.7     41.9       58.0       71.4
                                         -------  -------   --------  ---------


  Net income                             $  53.7  $  73.8   $  112.5  $   128.3
                                         =======  =======   ========  =========


  Average common shares outstanding        120.2    123.0      120.4      123.6
  Diluted shares outstanding               122.1    126.3      122.4      127.4

  Basic earnings per share               $  0.45  $  0.60   $   0.93  $    1.04
  Diluted earnings per share             $  0.44  $  0.58   $   0.92  $    1.01

                                   * * * * * *

  Net income before non-recurring items  $  54.7  $  51.5   $  110.9  $   103.9
  Diluted earnings per share before non-
      recurring items                    $  0.45  $  0.41   $   0.91  $    0.82

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer